Exhibit (d)(3)

SECOND AMENDMENT TO THE

NEIMAN MARCUS, INC.

MANAGEMENT EQUITY INCENTIVE PLAN

This Second Amendment to the Neiman Marcus, Inc. Management Equity Incentive Plan (the “Amendment”) is made effective as of November 16, 2009, by Neiman Marcus, Inc., a Delaware corporation (formerly known as Newton Acquisition, Inc.) (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company established the Newton Acquisition, Inc. Management Equity Incentive Plan (the “Plan”) effective as of November 29, 2005; and

WHEREAS, the Company subsequently amended the Plan effective January 1, 2009 for compliance with Internal Revenue Code Section 409A and to change the name of the Plan to the Neiman Marcus, Inc. Management Equity Incentive Plan; and

WHEREAS, the Company now desires to amend the definitions of Fair Value Option and Performance Option under the Plan to allow more flexibility in the design of the awards, and to make certain other related changes;

NOW, THEREFORE, pursuant to the authority reserved in Section 4.12, the Plan is amended as follows:

1. Section 2(a) of the Plan is hereby amended and restated in its entirety as follows:

(a) “Accreting Exercise Price” shall mean, with respect to an Option, except as otherwise provided in a Participant’s Stock Option Grant Agreement, an Exercise Price that increases at a 10.00% compound rate on each anniversary of the Grant Date of such Option until the earlier to occur of (i) Exercise of such Option, (ii) the fifth anniversary of the Grant Date of such Option, and (iii) the occurrence of a Change of Control of the Company; provided, however, that the Exercise Price shall cease to increase as provided herein on a portion of the outstanding Performance Options following the sale by the Majority Stockholder of shares of Common Stock as follows: the pro rata portion of the Performance Options held by a Participant with respect to which the Exercise Price shall cease to increase shall be the portion of the Performance Options that bears the same ratio to the total Performance Options held by a Participant as the total number of shares of Common Stock sold by the Majority Stockholder bears to the total number of shares of Common Stock owned by the Majority Stockholder immediately prior to such sale.

2. Section 2(r) of the Plan is hereby amended and restated in its entirety as follows:

(r) “Fair Value Option” shall mean, except as otherwise provided in a Participant’s Stock Option Grant Agreement, an Option with a fixed Exercise Price equal to the Fair Market Value of the underlying Common Stock on the Grant Date.

3. Section 2(cc) of the Plan is hereby amended and restated in its entirety as follows:

(cc) “Performance Option” shall mean, except as otherwise provided in a Participant’s Stock Option Grant Agreement, an Option with an Accreting Exercise Price that starts at the Fair Market Value of the underlying Common Stock on the Grant Date.

4. Section 2(kk) of the Plan is hereby amended and restated in its entirety as follows:

(kk) “Stock Option Grant Agreement” shall mean an agreement which is entered into by a Participant and the Company evidencing the Grant of an Option pursuant to the Plan in substantially the same form as one of the agreements attached hereto as Exhibit A or such other agreement form as may be approved by the Board.

5. The second to last sentence of Section 4.4(a) is hereby amended and restated in its entirety as follows:

Unless otherwise specified in a Participant’s Stock Option Grant Agreement, the portion of an Option that vests on any Vesting Date will be allocated equally among the portion of the Option that is a Fair Value Option and the portion of the Option that is a Performance Option.

6. Exhibit A to the Plan is hereby amended by the addition of the forms of Stock Option Grant Agreement attached hereto as Exhibit A.

7. Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer on this the 16th day of November, 2009.

NEIMAN MARCUS, INC.

By:	/s/ NELSON A. BANGS

Its:	Senior Vice President and General Counsel

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